EXECUTIVE CHAIRMAN AGREEMENT

This EXECUTIVE CHAIRMAN AGREEMENT (the “Agreement”) is made effective as of December 28, 2011 (the “Effective Date”), by and among NeuMedia, Inc., a Delaware corporation (the “Company”) and Robert Ellin (the “Chairman”).  In consideration of the mutual covenants contained in this Agreement, the Company and the Chairman agree as follows:

1.           Services.  The Company agrees to engage the Chairman to serve as the Company’s Executive Chairman and to provide the services described in Section 2 and the Chairman agrees to serve in such capacity and to provide such services to the Company on the terms and conditions set forth in this Agreement.

2.           Scope of Services; Not an Employee.  The Chairman shall serve as the Executive Chairman of the Company. The Chairman shall perform such duties as are usual and customary for such position and such other duties as the Board of Directors of the Company (the “Board of Directors”) shall reasonably assign to him from time to time. The Chairman shall use his prudent business judgment and shall devote such time on a first-priority basis consistent with his other substantial commitments as is reasonably necessary to fulfill his duties hereunder.  The Chairman’s duties shall include high-level leadership-based (a) assistance in identifying potential investors in the Company, (b) assistance with debt and equity financing arrangements, (c) guidance related to the Company’s public company status and efforts to transition to a major stock exchange, (d) advice concerning restructuring, merger and acquisition and other related activities, (e) assistance with stockholder relations, (f) advice regarding the introduction of new products and services, (g) assistance with respect to new technologies, (h) assistance with respect to the competitive environment, (i) assistance with identification of additional and replacement directors, the creation of an advisory board, and the building of the Company’s management team, and (j) otherwise advising with respect to business development opportunities and the Company’s industry. The Chairman shall work in conjunction with the Company’s Chief Executive Officers and other senior executive officers or as otherwise directed by the Board of Directors. The Chairman shall not be an employee of the Company, but shall serve in the capacity of an independent contractor.

3.           Term.  Subject to the provisions of Section 7, the term of this Agreement shall be one (1) year from the Effective Date, unless extended by mutual written agreement of the parties (the “Term”).

4.           Compensation.  The compensation payable to the Chairman under this Agreement shall be as follows:

(a)           Annual Fees.  For all services rendered by the Chairman under this Agreement, the Company shall pay the Chairman an aggregate fee (the “Fee”) of four hundred fifty thousand dollars ($450,000) per annum.  The Fee shall be payable commencing on the Effective Date in periodic installments in accordance with the Company’s usual practice for its employees, but in no event less than twice monthly over the year in which the applicable portion of the Fee is earned.  Notwithstanding the foregoing, the Chairman agrees that fifty percent (50%) of his monthly Fee payment (i.e., eighteen thousand seven hundred fifty dollars ($18,750) per calendar month) shall be deferred and subject to forfeiture (the “Deferred Fee Portion”) until the Company has consummated one or more debt or equity financings during the period consisting of the Term and the twelve (12) months immediately following the Term (the “Measurement Period”) in which the Company realizes at least five million dollars ($5,000,000) of gross proceeds, and, provided further, that upon completion of such debt or equity financings during the Measurement Period, the Chairman shall be paid a single lump sum (in addition to his Fee payment for the month in which such financing is consummated) equal to the previously accrued deferred Fees.  The Deferred Fee Portion shall be an accrued liability of the Company until the earlier to occur of the consummation of the financing(s) or the expiration of the Measurement Period, but shall be subject to forfeiture in the event this Agreement is terminated prior to the expiration of the Term in accordance with Section 7.

(b)           Annual Bonus. The Chairman shall be entitled to be paid an annual incentive bonus in cash in an amount of up to one hundred percent (100%) of the Chairman’s Fee based upon satisfaction of performance-related milestones. The performance-related milestones shall be mutually determined by the Board of Directors and the Chairman within sixty (60) days of the Effective Date.  If the Board of Directors and the Chairman fail to determine such performance-related milestones within such period, either party is authorized to request binding mediation with Andrew Schleimer appointed to serve as mediator to determine such performance-related milestones consistent with the Chairman’s duties hereunder.  Any bonus payable under this subsection (b) shall vest upon the achievement of the performance criteria and shall be paid on or within thirty (30) days of such vesting date.

(c)           Reimbursement of Business Expenses.  The Company shall reimburse the Chairman for all reasonable expenses incurred by the Chairman in performing services during the Term, in accordance with the Company’s policies and procedures for its senior executives, as in effect from time to time, including but not limited to, business class air travel (or, if unavailable, first class), meals and entertainment, fuel costs for transportation, wireless mobile communications, and personal computer equipment.

(d)           Restricted Stock Grant.  On the Effective Date, the Company shall grant the Chairman three million four hundred thousand (3,400,000) shares of restricted common stock of the Company, subject to the terms and conditions specified in the attached Restricted Stock Agreement, which shall vest as follows: (i) one third (1/3) shall vest immediately upon the completion of one or more debt or equity financings during the Measurement Period in favor of the Company of gross proceeds of at least five million dollars ($5,000,000); (ii) one third (1/3) shall vest immediately if on any date during the Measurement Period the Company’s total enterprise value (computed by multiplying the number of outstanding shares of Common Stock on a fully diluted (taking into account only those stock options that are in-the-money on such date), as-converted basis by the average daily trading price for Common Stock for the thirty (30) trading day period immediately preceding the date of determination) equals or exceeds one hundred million dollars ($100,000,000); and (iii) one third (1/3) shall vest immediately if on any date during the Measurement Period the Company’s total enterprise value (calculated as set forth in clause (ii) above) equals or exceeds two hundred million dollars ($200,000,000); provided, however, that all unvested shares of restricted common stock shall vest immediately upon the sale of all or substantially all of the assets of the Company, upon the merger or reorganization of the Company following which the equityholders of the Company immediately prior to the consummation of such merger or reorganization collectively own less than fifty percent (50%) of the voting power of the resulting entity, upon the sale of equity securities of the Company representing fifty percent (50%) or more of the voting power of the Company or fifty percent (50%) or more of the economic interest in the Company in a single transaction or in a series of related transactions, or at such time, if any, during the Term at which (A) the composition of a majority of the members of the Board is different from the composition of the Board on the Effective Date and (B) the Chairman has reasonably objected in writing to such number of new or replacement members joining the Board after the Effective Date such that he has reasonably objected to a majority of the members of the Board (a “Change of Control”).  All shares shall be subject to a one (1) year lock-up following the vesting of such shares.  Subject to the approval of the Company’s Board of Directors, in its sole and exclusive discretion, the Company may extend a non-interest bearing loan to the Chairman equal to the Chairman’s grossed up aggregate federal and state income tax liability attributable to the issued shares and bonus subject to, among other things: (i) a determination of the amount of the tax due; (ii) approval of the terms of such loan; and (iii) the Company’s financial condition. For the avoidance of doubt, if the vesting conditions set forth in this Section 4(d) or a Change of Control do not occur prior to the end of the Measurement Period, all unvested shares shall be forfeited and immediately cancelled without further action on the part of the Chairman or the Company.

(e)           Additional Performance Bonuses.  The Chairman shall be entitled to payment of (i) a performance bonus equal to one million five hundred thousand dollars ($1,500,000) in cash or registered and freely tradable stock of the Company, at the Chairman’s choice, if, on any date during the Measurement Period the Company’s total enterprise value (computed by multiplying the number of outstanding shares of the Company’s common stock on a fully diluted (taking into account only those stock options that are in-the-money on such date), as-converted basis by the average daily trading price for the Company’s common stock for the thirty (30) trading day period immediately preceding the date of determination) equals or exceeds one hundred fifty million dollars ($150,000,000); and (ii) a performance bonus equal to three million three hundred thousand dollars ($3,300,000) in cash or registered and freely tradable stock of the Company, at the Chairman’s choice, if, on any date during the Measurement Period, the Company’s total enterprise value (calculated as set forth in clause (i) above) equals or exceeds one billion dollars ($1,000,000,000). Any bonus payable under this subsection (e) shall vest upon the achievement of the specified criteria and shall be paid on or within thirty (30) days of such vesting date.

(f)           Exclusivity of Compensation.  The Chairman shall not be entitled to any payments or benefits other than those provided under this Agreement.

5.           Personal Assistant.  The Company shall reimburse the Chairman for the salary of an individual employed by the Chairman as a personal assistant for the Chairman for the Term; provided that such individual’s annualized salary shall not exceed eighty thousand dollars ($80,000). The Company shall not be responsible for the payment of any bonus, benefits or other compensation or payments. The Company shall reimburse the Chairman for the salary payments set forth in this Section 5 within five (5) business days of the Company’s receipt of an invoice for the same.

6.           Key Man Insurance. If the Company, in its sole and absolute discretion and at its sole cost and expense, determines to purchase a “key man” life and/or disablity insurance policy with the respect to the Chairman, the Chairman shall reasonably cooperate with the Company’s efforts to obtain such insurance policy, including, without limitation, by submitting to customary medical tests and providing customary personal and medical information. The Chairman shall not be entitled to any benefits under any such insurance policy.

7.           Termination.  Notwithstanding the provisions of Section 3, the Chairman’s engagement under this Agreement shall terminate under the following circumstances set forth in this Section 7. For purposes of this Agreement, the date of the Chairman’s termination (the “Termination Date”) shall mean the date of the Chairman’s “separation from service” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(a)          Termination by the Company for Cause.  The Chairman’s engagement under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board of Directors in which not less than two-thirds (2/3) of its members vote to terminate and written notice to the Chairman.  Only the following shall constitute “Cause” for such termination:

(i)           any act committed by the Chairman against the Company or any of its affiliates which involves fraud, willful misconduct, gross negligence; or

(ii)           the commission by the Chairman of, or indictment for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud.

(b)          Termination by the Company Without Cause.  Subject to the payment of Termination Benefits pursuant to Section 8(b), the Chairman’s engagement under this Agreement may be terminated by the Company without Cause upon not less than fifteen (15) days’ prior written notice to the Chairman.  Termination by the Company within twelve (12) months of a Change of Control in the absence of Cause shall be conclusively deemed a Termination by the Company without Cause.

(c)           Death.  The Chairman’s engagement with the Company shall terminate automatically upon his death.

(d)           Disability.  If the Chairman shall become Disabled so as to be unable to perform the essential functions of the Chairman’s then existing services under this Agreement with or without reasonable accommodation, the Board of Directors may terminate this Agreement upon written notice to the Chairman.  For purposes hereof, the term “Disabled” or “Disability” shall mean a written determination that the Chairman, as certified by at least two (2) duly licensed and qualified physicians, one (1) approved by the Board of Directors of the Company and one (1) physician approved by the Chairman (the “Examining Physicians”), or, in the event of the Chairman’s total physical or mental disability, the Chairman’s legal representative, that the Chairman suffers from a physical or mental impairment that renders the Chairman unable to perform the Chairman’s services under this Agreement and that such impairment can reasonably be expected to continue for a period of six (6) consecutive months or for shorter periods aggregating one hundred and eighty (180) days in any twelve (12) month period; provided, that the Chairman’s primary care physician may not serve as one of the Examining Physicians without the consent of the Company and the Chairman (or the Chairman’s legal representation).  The Chairman shall cooperate with any reasonable request of a physician to submit to a physical examination for purposes of such certification.  Nothing in this Section 7(d) shall be construed to waive the Chairman’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

8.           Compensation Upon Termination.

(a)           Termination Generally.  If the Chairman’s engagement by the Company is terminated for any reason during or upon expiration of the Term, the Company shall pay or provide to the Chairman (or to his authorized representative or estate) (i) any earned but unpaid portion of the Fee payable on the Termination Date, (ii) accrued bonuses earned but not yet paid, payable at the same time such amounts would otherwise have been paid to the Chairman, and (iii) any unpaid expense reimbursements, payable in accordance with the Company’s reimbursement policies (collectively, the “Accrued Compensation”).

(b)           Termination by the Company Without Cause.  In the event of termination of the Chairman’s engagement by the Company pursuant to Section 7(b) above prior to the expiration of the Term, and subject to the Chairman’s execution and delivery of a release of any and all legal claims in a form satisfactory to the Company within forty-five (45) days of the Termination Date (the “Release Period”), the Company shall provide to the Chairman, in addition to the Accrued Compensation, the following termination benefits (“Termination Benefits”) effective as of the final day of the Release Period: continuation of the Chairman’s Fee at the rate and in accordance with the Company’s payroll practices then in effect pursuant to Section 4(a).

The Termination Benefits set forth in subsection 8(b) above shall continue effective for the remainder of the Term (the “Termination Benefits Period”).

The Company acknowledges and agrees that under certain circumstances involving the termination of the Chairman’s engagement and/or a Change of Control transaction involving the Company, the Chairman shall be entitled to accelerated vesting on his shares of capital stock of the Company, all to the extent provided in Section 2(a) of that certain Restricted Stock Agreement, dated as of the date hereof, by and between the Company and the Chairman.

Any Section 409A payments which are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of engagement) occurs shall commence payment only in the calendar year in which the release revocation period ends as necessary to comply with Section 409A.

(c)           Termination by Reason of Death, Disability or Expiration of Term.  If the Chairman’s engagement is terminated on account of the Chairman’s death pursuant to Section 7(c), Disability pursuant to Section 7(d), or the failure of the parties to extend the Term, the Company shall have no further obligation to the Chairman other than the payment of his Accrued Compensation and any amounts payable pursuant to Section 8(e).

(d)           Termination by Reason of Cause or Chairman’s Voluntary Termination.  If the Chairman’s engagement is terminated for Cause or the Chairman voluntarily terminates this Agreement prior to the expiration of the Term, the Company shall have no further obligation to the Chairman other than payment of his Accrued Compensation.

(e)           Payments For Compensation Earned After the Term. In the event that, following the termination of the Chairman’s engagement for any reason other than for Cause, there occurs an event after such termination but during the Measurement Period, that otherwise would entitled the Chairman to receive compensation, the Company shall, within ten (10) business days following the occurrence of such event, pay to the Chairman the applicable amount and form of compensation, as set forth elsewhere in this Agreement, including but not limited to, the Deferred Fee Portion payable under Section 4(a), the annual bonus payable under Section 4(b), the vesting of Restricted Shares under Section 4(d), and the additional performance bonuses under Section 4(e).

9.           Confidential Information, Nonsolicitation and Cooperation.

(a)           Confidential Information.  As used in this Agreement, “Confidential Information” means proprietary information of the Company which is of value to the Company in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company.  Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company.  Confidential Information includes information developed by the Chairman in the course of the Chairman’s engagement by the Company, as well as other information to which the Chairman may have access in connection with the Chairman’s provision of services.  Confidential Information also includes the confidential information of others with which the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include (i) information in the public domain, unless due to breach of the Chairman’s duties under Section 9(b), or (ii) information obtained in good faith by the Chairman from a third party who was lawfully in possession of such information and not subject to an obligation of confidentiality owed to the Company.

(b)           Duty of Confidentiality.  The Chairman understands and agrees that the Chairman’s engagement creates a relationship of confidence and trust between the Chairman and the Company with respect to all Confidential Information.  At all times, both during the Chairman’s engagement by the Company and after termination, the Chairman will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Chairman’s services to the Company or (ii) as may be required in response to a valid order by a court or other governmental body or as otherwise required by law (provided that if the Chairman is so required to disclose the Confidential Information, the Chairman shall (i) immediately notify the Company of such required disclosure sufficiently in advance of the intended disclosure to permit the Company to seek a protective order or take other appropriate action, (ii) cooperate in any effort by the Company to obtain a protective order or other reasonable assurance that confidential treatment will be afforded the Confidential Information).

(c)           Documents, Records, etc.  All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Chairman by the Company or are produced by the Chairman in connection with the Chairman’s engagement will be and remain the sole property of the Company.  The Chairman will return to the Company all such materials and property as and when requested by the Company.  In any event, the Chairman will return all such materials and property immediately upon termination of the Chairman’s engagement for any reason.  The Chairman will not retain with the Chairman any such material or property or any copies thereof after such termination.

(d)           Nonsolicitation.  During the Term and for one (1) year thereafter, the Chairman (i) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than subordinate employees whose employment was terminated in the course of the Chairman’s engagement with the Company); and (ii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company.  The Chairman understands that the restrictions set forth in this Section 9(d) are intended to protect the Company’s interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

(e)           Third-Party Agreements and Rights.  The Chairman hereby confirms that the Chairman is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Chairman’s use or disclosure of information or the Chairman’s engagement in any business.  The Chairman represents to the Company that the Chairman’s execution of this Agreement, the Chairman’s engagement with the Company and the performance of the Chairman’s proposed services for the Company will not violate any obligations the Chairman may have to any such previous employer or other party.  In the Chairman’s work for the Company, the Chairman will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Chairman will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(f)           Litigation and Regulatory Cooperation.  During and after the Chairman’s engagement with the Company, the Chairman shall cooperate reasonably with requests from the Company, or the Company’s legal counsel, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Chairman was engaged by the Company.  The Chairman’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  During and after the Chairman’s engagement, the Chairman also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Chairman was engaged by the Company.  The Company shall reimburse the Chairman for any reasonable out-of-pocket expenses incurred in connection with the Chairman’s performance of obligations pursuant to this Section 9(f), and if the Chairman spends more than ten (10) hours in any calendar month in performance of these obligations, the Company shall pay the Chairman $500 per hour for each part of an hour over ten (10) hours in such calendar month.

(g)           Injunction.  The Chairman agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by the Chairman of the promises set forth in this Section 9, and that in any event money damages may be an inadequate remedy for any such breach.  Accordingly, subject to Section 10 of this Agreement, the Chairman agrees that if the Chairman breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company and without the need to post a bond or other security.

10.         Arbitration of Disputes.  In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration pursuant to either the JAMS Streamlined (for claims under $250,000.00) or the JAMS Comprehensive (for claims over $250,000.00) Arbitration Rules and Procedures, except as modified herein, including the Optional Appeal Procedure.  A sole neutral arbitrator shall be selected from the list (the “List”) of arbitrators supplied by J.A.M.S. (“JAMS”) Los Angeles County, California office, or any successor entity, or if it no longer exists, from a List supplied by the ADR Services, Inc., in Los Angeles, California (“ADR”) following written request by any party hereto.  If the parties hereto after notification of the other party(-ies) to such dispute cannot agree upon an arbitrator within thirty (30) days following receipt of the List by all parties to such arbitration, then either party may request, in writing, that JAMS or ADR, as appropriate, appoint an arbitrator within ten (10) days following receipt of such request (the “Arbitrator”).  The arbitration shall take place in Los Angeles County, California, at a place and time mutually agreeable to the parties or if no such agreement is reached within ten (10) days following notice from the Arbitrator, at a place and time determined by the Arbitrator.  Such arbitration shall be conducted in accordance with the Streamlined Arbitration Rules and Procedures of JAMS then in effect, and Section 1280 et seq. of the California Code of Civil Procedure, or if applicable, the Commercial Arbitration Rules of ADR then in effect.  The preceding choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section.  Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this Section, and stipulates that the Arbitrator shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement.  Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.  The decision of the Arbitrator shall be final and binding on all the parties to the arbitration, shall be non-appealable and may be enforced by a court of competent jurisdiction.  The prevailing party shall be entitled to recover from the non-prevailing party reasonable attorney’s fees, as well as its costs and expenses.  The Arbitrator may grant any remedy appropriate including, without limitation, injunctive relief or specific performance.  Notwithstanding any of the foregoing, the Company may seek a temporary restraining order or a preliminary injunction as contemplated in Section 9(g) herein.

11.           Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

12.           Assignment; Successors and Assigns, etc.  Neither the Company nor the Chairman may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; but the Company may assign its rights under this Agreement without the consent of the Chairman, in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, in which event the Company will obtain a written confirmation of the assumption of the Company’s obligation hereunder for the benefit of the Chairman.  This Agreement shall inure to the benefit of and be binding upon the Company and the Chairman, their respective successors, executors, administrators, heirs and permitted assigns.

13.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.           Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Chairman at the Chairman’s last residential address the Chairman has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chairman of the Board, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

16.           Third Party Beneficiary; Amendment.  The Chairman and the Company acknowledge and agree that no third party shall have any rights or benefits under this Agreement.  This Agreement may be amended or modified only by a written instrument signed by the Chairman and the Company.

17.           Governing Law.  This contract has been entered into in the State of California and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state; provided that Section 20 shall be governed by the laws of the State of Delaware.

18.           Counterparts.  This Agreement may be executed in any number of original, facsimile or other electronic counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

19.           No Prior Agreements.  The Chairman hereby represents and warrants to the Company and that the execution of this Agreement by the Chairman, the Chairman’s engagement by the Company, and the performance of the Chairman’s services hereunder will not violate or constitute a breach of any agreement, including any non-competition agreement, invention or confidentiality agreement, with a former employer, client or any other person or entity.  Further, the Chairman agrees to indemnify the Company for any loss, including, but not limited to, reasonable attorneys’ fees and expenses, that the Company may incur based upon or arising out of the Chairman’s breach of this Section.

20.           Indemnification.  The Company shall indemnify the Chairman against and hold the Chairman harmless from any costs, liabilities, losses and exposures for the Chairman’s services as the Executive Chairman of the Company (or any successor in interest thereof), whether before or after the Effective Date, to the maximum extent permitted under the Delaware General Corporate Law.  If the Chairman is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company against the Chairman), by reason of the fact that the Chairman is or was performing services to the Company under this Agreement or while acting as an executive officer of the Company, the Company shall indemnify the Chairman against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by the Chairman in connection therewith, to the maximum extent permitted under the Delaware General Corporation Law.  If the Chairman is made a party to any third-party action, complaint, suit or proceeding, the Chairman shall give prompt notice thereof to the Company, and the Company shall have the right to assume and control the defense of such action, complaint, suit or proceeding; provided that if legal counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing the Chairman, the Chairman may engage separate counsel and the Company shall reimburse all reasonable attorneys’ fees and reasonable expenses of such separate counsel.  Notwithstanding the foregoing, the Company shall not have, and the Chairman acknowledges and agrees that the Company does not have, any obligation to indemnify the Chairman under this Section or under its certificate of incorporation or bylaws, with respect to (a) any breach of representation, warranty or covenant committed by the Chairman under this Agreement, or (b) any action or inaction by the Chairman where the Chairman failed to act in good faith and in a manner the Chairman reasonably believed to be in, or not opposed to, the best interests of the Company, or with respect to any criminal action or proceeding, the Chairman had reasonable cause to believe that his conduct was unlawful.

21.           Section 409A Compliance.  Unless otherwise expressly provided, any payment of compensation by the Company to the Chairman, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which the Chairman’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A).  Each payment and each installment of any bonus or severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Chairman constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A and the Chairman shall have no discretion with respect to the timing of payments except as permitted under Section 409A. In the event that the Chairman is determined to be a “key employee” (as defined and determined under Section 409A) of the Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable upon separation from service shall be made no earlier than (a) the first (1st) day of the seventh (7th) complete calendar month following such termination of employment, or (b) the Chairman’s death, consistent with the provisions of Section 409A.  Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.  All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which the Chairman incurs such expenses, and the Chairman shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  The Chairman shall be responsible for the payment of all taxes applicable to payments or benefits received from the Company.  It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A; however, the Company shall have no liability to the Chairman, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by the Chairman or any successor or beneficiary thereof.

22.           Director’s and Officers’ Insurance.  The Company shall use commercially reasonable efforts to maintain during the Term directors’ and officers’ insurance from a reputable insurance company with such coverage amounts and policy terms as is customary for public companies with market valuations similar to the Company, as determined by the Company in its sole discretion.

23.           No Relationship. This Agreement does not make the Chairman the partner, joint-venturer, employee, agent or legal representative of the Company for any purpose whatsoever. The Chairman is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company. In fulfilling his obligations pursuant to this Agreement, the Chairman will be acting as an independent contractor. In furtherance of the foregoing, the parties expressly acknowledge that (a) the Chairman shall establish his own working hours and appointment schedule, (b) the sole source of the Chairman’s compensation from the Company shall be the compensation as provided herein, and the Chairman shall not be entitled to sick or vacation days or any other benefits, (c) the Chairman shall be entitled to engage in other businesses, (d) no state or federal unemployment insurance or disability insurance shall be paid by the Company on account of the Chairman and no state or federal tax shall be withheld from the payments to the Chairman hereunder and (e) except as expressly provided herein, the Chairman shall be required to pay his own expenses, including, without limitation, insurance premiums, healthcare expenses, social security payroll taxes and other employment taxes.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company and by the Chairman as of the Effective Date.

COMPANY

NeuMedia, Inc., a Delaware corp.

By:	/s/ David Mandell
Name: David Mandell
Title: Corporate Secretary

CHAIRMAN

Name:	/s/ Robert Ellin
Robert Ellin

Executive Chairman Agreement

Exhibit A

Form of Restricted Stock Agreement

Exhibit A